UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 25, 2012

HOKU CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-51458	99-0351487
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
Of incorporation)

1288 Ala Moana Blvd, Suite 220 Honolulu, Hawaii	96814
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (808) 682-7800

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02          Results of Operations and Financial Condition.

The information set forth in Item 8.01 under the heading “Financial Update” below is incorporated by reference into this Item 2.02

Item 2.04         Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The information set forth in Item 8.01 under the heading “Credit Agreements” below is incorporated by reference into this Item 2.04.

Item 8.01          Other Events.

Annual Report on Form 10-K

On May 22, 2012, Hoku Corporation (“Hoku”) announced that it was pursuing restructuring alternatives.  At this time, Hoku has limited cash and other resources.  Consequently, Hoku has not and does not have sufficient resources to prepare its Annual Report on Form 10-K for the fiscal year ended March 31, 2012 (the “Form 10-K”).  Accordingly, Hoku is not able to file the Form 10-K on or prior to June 29, 2012, the deadline for such filing under the rules and regulations of the Securities and Exchange Commission (the “SEC”), and does not expect to file the Form 10-K in the future due to its lack of resources.  Hoku intends to continue to provide updated information regarding its restructuring efforts as appropriate.

Below Hoku is providing investors with certain selected business and financial information in this Current Report on Form 8-K.

Business Update

As previously announced, Hoku is pursuing restructuring alternatives for Hoku and its subsidiaries, which include seeking a strategic partner to co-invest in the completion of the polysilicon production plant of Hoku Materials, Inc. (“Hoku Materials”) and restructuring in bankruptcy.  Hoku has engaged Imperial Capital to provide it with restructuring advice.

Due to Hoku’s inability to raise capital to fund construction of the polysilicon production facility, in December 2011 Hoku Materials, Hoku’s wholly-owned subsidiary, substantially reduced construction activities at its polysilicon production facility and by April 2012 all material construction activity at the polysilicon production facility had ceased. The polysilicon production facility is not ready for commercial operation.  In May 2012, Hoku Materials terminated approximately 100 of its Pocatello plant employees and retained approximately 30 employees to preserve the polysilicon production facility and assist with the pursuit of restructuring alternatives.

In addition, in May 2012, Tianwei Solar USA, Inc., Hoku’s wholly owned subsidiary formed to market and sell modules of Tianwei New Energy Holdings Co., Ltd. (“Tianwei”), Hoku’s parent company, in North America, ceased business activities and terminated all staff.

Although the operations of Hoku Solar, Inc. (“Hoku Solar”), Hoku’s wholly owned subsidiary that markets and installs turnkey photovoltaic systems and provides related services in Hawaii, continue, Hoku has announced that it is exploring opportunities to sell Hoku Solar.

As previously announced, on June 12, 2012, Scott Paul resigned as the Chief Executive Officer of Hoku, effective June 30, 2012.  Mr. Paul will continue to serve as a director of Hoku.  On the same date, the board of directors of Hoku appointed “Jeremy” Xiaoming Yin, Ph.D., Hoku’s current President, as the acting Chief Executive Officer and President of the Corporation, effective July 1, 2012.

The Amended and Restated Supply Agreement dated as of February 26, 2009, as amended on November 25, 2009, December 18, 2010 and September 19, 2011 (the “Supply Agreement”) between Hoku Materials and Jinko Solar Co., Ltd. (“Jinko”) required Hoku Materials to refund a portion of Jinko’s $20.0 million deposit on a monthly basis for the period from September 2011 to June 2012.  Hoku Materials did not make all of these payments to Jinko.  On June 13, 2012, Hoku Materials and Hoku received a notice (the “Notice”) from Jinko stating that Jinko exercised its right to terminate the Supply Agreement because Hoku Materials failed to make such payments.  Hoku Materials currently holds a deposit from Jinko of $19.1 million.  The Notice states that Jinko is entitled to receive an immediate payment of $28.7 million, or 150% of the amount of the outstanding deposit, plus accrued interest on the cash deposit, due to Jinko’s termination of the Supply Agreement.

In addition to the Supply Agreement, Hoku Materials is a party to polysilicon supply agreements with each of Hanwha SolarOne (“SolarOne”), Shanghai Alex New Energy Co., Ltd. (“Shanghai Alex”), Wuxi Suntech Power Co. Ltd. (“Suntech”), Wealthy Rise International, Ltd. (“Wealthy Rise”) and Tianwei New Energy (Chengdu) Wafer Co., Ltd. (“Tianwei Chengdu”).  Under the polysilicon supply agreement with Shanghai Alex, Hoku Materials has failed to make required deliveries of polysilicon by September 30, 2011 and consequently Shanghai Alex has the right to terminate its polysilicon supply agreement and require Hoku Materials to repay $30 million, which is 150% of the deposit Shanghai Alex made under its polysilicon supply agreement.  Because Hoku Materials did not make the required delivery by May 31, 2012, commencing on September 30, 2012, Wealthy Rise will have the right to terminate its polysilicon supply agreement and require Hoku Materials to repay $20.2 million, the deposit Wealthy Rise made under its polysilicon supply agreement.  Under the polysilicon supply agreement with SolarOne, Hoku Materials has failed to make required deliveries of polysilicon and as a result SolarOne has the right to terminate its polysilicon supply agreement and require Hoku Materials to repay its deposit of $49 million.   Under the polysilicon supply agreement with Suntech, Hoku Material is required to commence shipment of polysilicon no later than October 31, 2012.  Hoku Materials does not expect that it will be able to make such shipment, and such failure will provide Suntech with the right to terminate its polysilicon supply agreement and require Hoku Materials to repay its deposit of $2.0 million.  Hoku Materials also has a polysilicon supply agreement with Tianwei Chengdu, under which the earliest date for delivery of polysilicon has been extended to end of 2012.  Hoku Materials currently holds a $29.0 million deposit from Tianwei Chengdu.

Due to the extended delinquency of Hoku and Hoku Materials with respect to the accounts payable of its contractors for the construction of the polysilicon production plant, in March and April 2012 four contractors, including JH Kelly, LLC, commenced mechanic’s lien foreclosure actions in Bannock County, Idaho.  In addition, during 2012, four suppliers and service providers have filed lawsuits and served Hoku Materials as a result of Hoku Materials failure to make payments under their respective agreements.  While Hoku intends to defend itself, there can be no assurance that Hoku will be successful and such failure may result in the foreclosure or sales of its assets.

In January 2012, Hoku received a written notice from The NASDAQ Stock Market indicating that, for 30 consecutive business days, the bid price for its common stock had closed below the minimum $1.00 per share required for continued listing on The NASDAQ Global Market under NASDAQ Listing Rule 5450(a)(1).  The notification letter states that Hoku will be afforded 180 calendar days, or until July 10, 2012, to regain compliance with the minimum bid price requirement.  In order to regain compliance, shares of its common stock must maintain a minimum bid closing price of at least $1.00 per share for a minimum of ten consecutive business days.   Hoku has not and is unable to regain compliance with minimum bid price requirements before the July 10, 2012 deadline.  Furthermore, the notification letter also states that Hoku may obtain an additional 180-day to regain compliance by transferring the listing of its common stock to The NASDAQ Capital Market, if Hoku meets certain initial listing standards of The NASDAQ Capital Market.  However, Hoku does not intend to seek to transfer the listing of its shares of common stock to The NASDAQ Capital Market.  Consequently, Hoku expects that its shares of common stock will be de-listed from The NASDAQ Global Market on or about July 10, 2012.  Hoku believes that liquidity in the trading of its common stock will be reduced as a result of such de-listing.

Financial Update

Hoku provides the following unaudited consolidated balance sheets as of May 31, 2012 and March 31, 2012.

	May 31, 2012	March 31, 2012
Assets
Cash and cash equivalents	$5,795	$7,678
Accounts receivable	2,505	1,006
Inventory	2,351	2,367
Costs of uncompleted contracts	734	521
Prepaid expenses	2,025	2,800

Total current assets	13,410	14,372

Deferred cost of financing	465	490
Property, plant and equipment, net	656,499	654,995
Total assets	$670,374	$669,857

Liabilities and Equity
Accounts payable and accrued liabilities	$107,198	$99,107
Deferred revenue	290	726
Customer deposits	97,120	96,537
Notes payable – current	81,657	81,657
Other current liabilities	439	783

Total current liabilities	286,704	278,810

Related party notes payable, net	49,692	49,624
Notes payable	258,279	253,210
Long-term deposits – Hoku Materials	42,200	42,783

Total liabilities	636,875	624,427

Commitments and Contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value. Authorized 5,000,000 shares; no shares issued and outstanding as of May 31, 2012 and March 31, 2012.	-	-
Common stock, $0.001 par value. Authorized 100,000,000 shares; issued and outstanding 55,299,505 and 55,299,507 shares as of May 31, 2012 andMarch 31, 2012, respectively.	55	55
Warrants for 11,196,581 shares of common stock as of May 31, 2012 and March 31, 2012.	14,269	14,269
Additional paid-in capital	116,227	116,173
Accumulated deficit	(97,672)	(85,663)

Total Hoku Corporation stockholders’ equity	32,879	44,834
Noncontrolling interest	620	596
Total equity	33,499	45,430
Total liabilities and equity	$670,374	$669,857

As of May 31, 2012, Hoku had cash and cash equivalents of $5.8 million, other current assets of $7.6 million and current liabilities of $286.7 million (including $76.2 million of accounts payable at Hoku Materials).  As of March 31, 2012, Hoku had cash and cash equivalents of $7.7 million, other current assets of $6.7 million and current liabilities of $278.8 million (including $74.4 million of accounts payable at Hoku Materials).

In preparing the balance sheet above, due to its lack of resources Hoku has not assessed its long-lived assets, including property, plant and equipment, for impairment.  Notwithstanding that the carrying amount of property, plant and equipment reflected in the balance sheet above does not reflect any impairment resulting from events and developments since Hoku filed its Form 10-Q for the third quarter of fiscal year 2012, Hoku’s management believes if an impairment analysis of the property, plant and equipment was performed, it would result in a substantial impairment in the carrying value of the property, plant and equipment.

The unaudited financial statements presented in this Form 8-K have been compiled by Hoku for the sole purpose of providing certain limited balance sheet information regarding Hoku as of the dates stated above.  Such financial statements have not been reviewed or audited, nor any opinion with respect to their quality has been rendered, by any independent public registered accounting firm.  You are advised not to place undue reliance on such information in the investment of Hoku’s securities.

Without additional funding, Hoku believes that it has sufficient cash to fund its operations for up to 9 weeks.  Unexpected expenditures and other developments could significantly decrease the time period for which Hoku is able to continue to fund its operations.  If Hoku is unable to secure additional financing, it believes it will need to seek protection in bankruptcy from its creditors and to liquidate and wind-down Hoku and Hoku Materials.

Credit Agreements

On June 15, 2012, the maturity date of the $28.3 million loan under Credit Agreement between Hoku and China Construction Bank, New York Branch (“CCB NY”), dated June 20, 2010 (the “CCB Credit Agreement”), Hoku was required to pay all outstanding principal and accrued and unpaid interest under the CCB Credit Agreement.  Hoku did not make such payment and CCB NY has drawn $28.3 million under the letter of credit provided by Tianwei as collateral to satisfy Hoku’s obligations.

Hoku has given notice to China Merchants Bank Co., Ltd., New York Branch (“CMB NY”), Industrial and Commercial Bank of China Limited, New York Branch (“ICBC NY”), CITIC Bank International Limited, New York Branch (“CITIC NY”), Bank of China, New York Branch (“BOC NY”), and China Construction Bank, Singapore (“CCB Singapore”) that an event of default has occurred under their credit agreements with Hoku.  So long as one or more events of default continue, each of the aforementioned banks has the right to accelerate Hoku’s loans and draw against the letters of credit provided by Tianwei as collateral.  Hoku owes $339.9 million in the aggregate principal amount under such credit agreements, including the $28.3 million under the CCB Credit Agreement.

Since June 15, 2012, Hoku has not made approximately $275,000 of scheduled interest payments under its credit agreements and does not expect to make any further interest payments until it completes a restructuring, if ever.

On June 25, 2012, CMB NY informed Hoku in writing that its loans in the aggregate principal amount of $83 million under the credit agreements between Hoku and CMB NY dated May 24, 2010, August 16, 2010, August 26, 2010, September 16, 2010, October 8, 2010, February 24, 2012 and May 21, 2012, were accelerated and are immediately due and payable.  In addition, CMB NY has advised Hoku that it intends to draw against the letters of credit provided by Tianwei as collateral to satisfy Hoku’s obligations under such credit agreements.  On June 26, 2012, CITIC NY gave Hoku notice that CITIC NY had declared the loans under the Term Loan Agreement, dated February 7, 2011, in the aggregate principal amount of approximately $18.5 million due and payable and would draw against the letter of credit provided by Tianwei as collateral for such loans. On June 27, 2011, ICBC NY gave Hoku notice that the loan under the credit agreement dated December 23, 2010 between Hoku and ICBC NY in the aggregate principal amount of $15.5 million was immediately due and payable.  ICBC NY has advised Hoku that it will draw against the letter of credit provided by Tianwei as collateral for such loan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: June 29, 2012

Hoku Corporation

By:	/s/ Xiaoming Yin
Xiaoming Yin
President